                                                                       EXHIBIT 8

                 QUALIFICATION AND LISTING OF SHARES AGREEMENT

     QUALIFICATION AND LISTING OF SHARES AGREEMENT (the "Agreement") made June 16, 1997 between CCL Industries Inc., a corporation continued under the laws of Canada ("CCL"), and Shahrokh Sedaghat, an individual resident in the City of Los Angeles, California, United States of America ("SHAWN").

WHEREAS:

1. Shawn is the Chairman, President and Executive Officer of Seda Specialty Packaging Corp., a corporation reincorporated under the laws of Delaware (the "CORPORATION").

2. Pursuant to an Agreement and Plan of Merger and Reorganization dated the date hereof, Seawolf Acquisition Corporation, a wholly-owned indirect subsidiary of CCL ("MERGER SUB"), has agreed to make a tender offer in accordance with applicable laws in the United States of America (the "OFFER") for all of the outstanding shares of common stock (the "COMMON SHARES") of the Corporation and thereafter on successful completion of the Offer, Merger Sub will merge with and into the Corporation (the "MERGER") with the Corporation being the corporation surviving the Merger (such surviving corporation being hereafter referred to as the "CORPORATION").

3. Pursuant to a lock-up agreement dated the date hereof among Shawn, CCL, Merger Sub and others (the "LOCK-UP AGREEMENT"), Shawn has agreed, among other things and subject to certain conditions, to tender and not withdraw 535,620 Common Shares into the Offer and vote his remaining Common Shares in favour of the Merger.

4. Upon completion of the Merger Shawn shall have received, pursuant to the Merger, participating exchangeable shares of common stock of the Corporation ("EXCHANGEABLE SHARES").

5. Pursuant to the share conditions attaching to the Exchangeable Shares, upon the exercise of the exchange right attaching to the Exchangeable Shares and upon the liquidation, dissolution or winding-up of the Corporation, Shawn may receive from CCL Class B non-voting shares ("CLASS B SHARES").

6. Pursuant to an option agreement between CCL and Shawn dated the date hereof CCL has granted to Shawn, in connection with the cancellation of certain options on shares of the Corporation held by Shawn, the right (the "OPTION") on certain conditions to purchase from CCL 545,000 Class B Shares at the price set forth therein.

7. Pursuant to an employment agreement between the Corporation, CCL and Shawn dated the date hereof (the "EMPLOYMENT AGREEMENT"), the Corporation has agreed to employ Shawn on the terms and conditions set forth therein and CCL has agreed to grant to Shawn certain options to purchase its Class B Shares.
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8.   Pursuant to an incentive option agreement between CCL and Shawn dated the date hereof CCL has granted to Shawn, in connection with the Employment Agreement, the right (the "INCENTIVE OPTION"), on certain conditions, to purchase from CCL 500,000 Class B Shares at a price equal to the simple average of the daily high and low board lot trading prices for Class B Shares on The Toronto Stock Exchange (the "TSE") for the ten trading days commenced June 10, 1997 and ending June 23, 1997.

     NOW THEREFORE, in consideration of Shawn having entered into the Employment Agreement, the sum of $10.00 in lawful money of Canada now paid by Shawn to CCL and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I
                      QUALIFICATION AND LISTING OF SHARES

1.1 QUALIFICATION AND LISTING OF SHARES. CCL agrees that as soon as reasonably practicable after receiving notice of any exercise by Shawn of the Option or the Incentive Option or any part thereof for Class B Shares or of a proposed issuance of Class B Shares to Shawn upon the exchange by Shawn of any Exchangeable Shares or upon the liquidation, dissolution or winding-up of the Corporation, it shall cause such Class B Shares, upon their issuance, to be unconditionally listed upon the TSE, and shall:

     (a) cause such Class B Shares upon their issuance to Shawn to be distributed to him in accordance with the Securities Act (Ontario) and the regulations, rules and policies promulgated thereunder and applicable Canadian stock exchange by-laws, policies and rules (collectively, the "SECURITIES LAWS") in a manner such that such Class B Shares shall not be subject to any restrictions on resale by Shawn in Ontario and Shawn shall not be under any obligation to file any document or notice or obtain any consent under any applicable Securities Laws;

     (b) obtain an order of the Ontario Securities Commission to the effect of paragraph (a) hereof, provided that such order shall not impose upon Shawn any condition or obligation not acceptable to him in his discretion acting reasonably; or

     (c) deliver to Shawn a legal opinion of Canadian counsel to CCL, in form and substance acceptable to Shawn in his discretion acting reasonably, stating that upon their issuance to Shawn such Class B Shares shall have been issued to Shawn in accordance with paragraph (a) hereof.
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                                      -3-

1.2 EXPENSES, FILINGS, FEES, ETC. CCL agrees that notwithstanding the provisions of any other agreement between the parties, all expenses, costs and fees paid or payable in connection with Section 1.1, including the fees of CCL's advisors and agents and any fees due to any securities regulatory authority or stock exchange, shall be for the account of CCL.

1.3 CO-OPERATION. Shawn agrees to use reasonable efforts to co-operate with CCL in the performance of CCL's obligations under paragraphs 1.1(a) and (b) hereof, provided that Shawn shall not be responsible for any expense for doing so.


                                  ARTICLE II
                                INDEMNIFICATION

2.1 INDEMNIFICATION. CCL agrees to indemnify and hold harmless Shawn from and against any losses, claims, damages, liabilities and expenses, including reasonable legal fees and expenses, to which Shawn may become subject as result of CCL's breach of its obligations under this Agreement.


                                  ARTICLE III
                                    GENERAL

3.1 ASSIGNMENT. This Agreement shall be binding upon and enure to the benefit of and shall be enforceable by each of the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns, but shall not be assignable by either party without the prior written consent of the other party.

3.2  TIME OF ESSENCE.  Time shall be of the essence of this Agreement.

3.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but which taken together shall constitute one and the same instrument. Delivery of any counterpart may be effected by means of facsimile transmission.

3.4 NO WAIVERS, ETC. No modification or waiver of any provision of this Agreement and no consent by either party to any departure therefrom shall be effective unless in writing signed by a duly authorized officer of the party so modifying or waiving, and the same will only then be effective for the period and on the conditions and for the specific instance and purposes specified in such writing.

3.5 CURRENCY. All dollar amounts referred to herein are in lawful currency of Canada unless otherwise expressed.
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3.6  GOVERNING LAW, ETC.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario without reference to conflicts of laws principles and the courts of Ontario shall have non-exclusive jurisdiction to entertain any action arising hereunder.

3.7 NOTICES. Any notice, direction or other communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given or made if delivered in person to the address set forth below, or telecopied or sent by other means of recorded electronic communication and confirmed by delivery as soon as practicable thereafter. Notices shall be addressed to the parties as follows:

If to Shawn:

     2501 West Rosecrans Avenue
     Los Angeles, California
     90059-3510

     Telecopier:  (310) 635-3877

with a courtesy copy to:

     Latham & Watkins
     Attorneys at Law
     633 West Fifth Street
     Suite 4400
     Los Angeles, California 90071-2007

     Attention:      Paul Tosetti
     Telecopier:  (213) 891-8763

If to CCL:

     105 Gordon Baker Road
     Willowdale, Ontario
     M2H 3P8

     Attention:     President
     Telecopier:    (416) 256-8555

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                                      -5-

and with a courtesy copy to:

     Lang Michener
     Barristers and Solicitors
     P.O. Box 747, Suite 2500
     BCE Place, 181 Bay Street
     Toronto, Ontario
     M5J 2T7

     Attention:     Albert Gnat, Q.C. or Geofrey Myers
     Telecopier:    (416) 365-1719

     Any notice, direction or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of sending if sent by telecopier or other means of recorded electronic communication. Either party hereto may change its or his address for notice by giving written notice as aforesaid to the other party. Delivery of courtesy copies of any notice, direction or other communication shall not be a condition to the valid delivery of any notice, direction or other communication.
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                                      -6-


     IN WITNESS WHEREOF this Agreement has been executed and delivered by the parties hereto on the date first above written.


                                            /s/ SHAHROKH SEDAGHAT
------------------------                    ------------------------------------
WITNESS                                     SHAHROKH SEDAGHAT


                                            CCL INDUSTRIES INC.


                                            Per: /s/ CCL INDUSTRIES INC.
                                                --------------------------------
                                            Name:
                                            Title: